SnyderSECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING
     [ ] FORM 10-K [_] FORM 11-K [_] FORM 20-F [X] FORM 10-Q [_] FORM N-SAR

                        FOR PERIOD ENDED: MARCH 31, 2004

                       [_] TRANSITION REPORT ON FORM 10-K
                       [_] TRANSITION REPORT ON FORM 20-F
                       [_] TRANSITION REPORT ON FORM 11-K
                       [_] TRANSITION REPORT ON FORM 10-Q
                       [_] TRANSITION REPORT ON FORM N-SAR

     FOR THE TRANSITION PERIOD ENDED:______________________________________

  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

      IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES: ______________________

                                CLINTON H. SNYDER
                  GLOBAL ENTERTAINMENT HOLDINGS/EQUITIES, INC.
                          703 WATERFORD WAY, SUITE 690
                                 MIAMI, FL 33126
                                 (305) 374-2036

            (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSONS AUTHORIZED
                     TO RECEIVE NOTICES AND COMMUNICATIONS)

                                     PART I
                             REGISTRANT INFORMATION
                             FULL NAME OF REGISTRANT

                  GLOBAL ENTERTAINMENT HOLDINGS/EQUITIES, INC.
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            ADDRESS OF PRINCIPAL EXECUTIVE OFFICE (STREET AND NUMBER)

                          703 WATERFORD WAY, SUITE 690
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                            CITY, STATE AND ZIP CODE
                                 MIAMI, FL 33126
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                                     PART II

                             RULE 12b-25(b) AND (c)
     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.) [X] | (a) The reasons described in reasonable detail in Part III of this
     |         form  could  not be  eliminated  without  unreasonable  effort or
     |         expense;
     |
[X]  |    (b)  The subject annual report, semi-annual report, transition report
     |         on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will
     |         be filed  on or before the 15th calendar day following the
     |         prescribed due date; or the subject quarterly report or
     |         transition report on Form 10-Q, or portion thereof will be filed
     |         on or before the fifth calendar day following the prescribed due
     |         date; and
     |
     |    (c)  The accountant's statement or other exhibit required by Rule
     |         12b-25(c) has been attached if applicable.

                                    PART III

                                    NARRATIVE

     State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The form 10-QSB could not be filed within the prescribed time because the Registrant requires additional time to finalize the quarterly financial information as a result of the transaction involving the settlement and purchase of stock held by a former officer and his related parties. Due to the complexity of this transaction, the filing could not be made within the prescribed time period without unreasonable effort or expense. The Registrant anticipates that the quarterly report will be filed on or before the fifth calendar day following the prescribed due date.

                                     PART IV

                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                  Clinton H. Snyder                    305-374-2036
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                       (Name)                    (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is
     no, identify report(s).                                     [X] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                    [_] Yes  [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                  GLOBAL ENTERTAINMENT HOLDINGS/EQUITIES, INC.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  May 17, 2004                 By /s/ Clinton H. Snyder
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                                   Clinton H. Snyder
                                   Chief Financial Officer